Exhibit 10.8


                           CHANGE IN CONTROL AGREEMENT


         This EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT ("Agreement"), effective as of July 25, 2000, by and between CONSOLIDATED GRAPHICS, INC., a Texas corporation (the "Company"), and JOE R. DAVIS (the "Executive"), evidences that;

         WHEREAS, the Executive is a senior executive of the Company and has made and/or is expected to make or continue to make significant contributions to the profitability, growth and financial strength of the Company;

         WHEREAS, the Company desires to assure itself of both present and future continuity of management in the event of a Change in Control (as defined hereafter) and desires to establish certain minimum compensation rights with respect to its key senior executives, including the Executive, applicable in the event of a Change in Control;

         WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties upon a Change in Control;

         WHEREAS, this Agreement is not intended to alter materially the compensation and benefits which the Executive could reasonably expect to receive from the Company absent a Change in Control and, accordingly, although effective and binding as of the date hereof, this Agreement shall become operative only upon the occurrence of a Change in Control; and

         WHEREAS, the Executive is willing to render services to the Company on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, the Company and the Executive agree as follows:

         1.       Operation of Agreement:
                  ----------------------

                  (a) Sections 1 and 8 through 21 of this Agreement shall be effective and binding as of the Effective Date, but, anything in this Agreement to the contrary notwithstanding, Sections 2, 3, 4, 5, 6 and 7 of this Agreement shall not be effective and binding unless and until there shall have occurred a Change in Control. For purposes of this Agreement, a "Change in Control" will be deemed to have occurred if at any time during the Term (as hereinafter defined) any of the following events shall occur:

                           (i) The Company is merged, consolidated, converted or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, conversion or reorganization less than a majority of the combined voting power of the then outstanding securities of the Company or such corporation or other legal entity immediately after such transaction are held in the aggregate by the holders of Voting Stock (as hereinafter defined)

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                                    of the Company immediately prior to
                                    such transaction and/or such voting power is not held by substantially all of such holders in substantially the same proportions relative to each other;

                            (ii) The Company sells (directly or indirectly) all or substantially all of its assets (including, without limitation, by means of the sale of the capital stock or assets of one or more direct or indirect subsidiaries of the Company) to any other corporation or other legal entity, of which less than a majority of the combined voting power of the then outstanding voting securities (entitled to vote generally in the election of directors or persons performing similar functions on behalf of such other corporation or legal entity) of such other corporation or legal entity is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale and/or such voting power is not held by substantially all of such holders in substantially the same proportions relative to each other;

                           (iii) Any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes (subsequent to the Effective Date) the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
                                    Act) of securities representing fifty
                                    percent (50%) or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock");

                           (iv)     The Company files a report or proxy
                                    statement with the Securities and Exchange
                                    Commission pursuant to the Exchange Act
                                    disclosing in response to Form 8-K, Schedule
                                    14A or Schedule 14C (or any successor
                                    schedule, form or report or item therein) that a change in control of the Company has occurred;

                           (v)      If during any one (1)-year period,
                                    individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of (i) the directors of the Company then still in office who were directors of the Company at the beginning of any such period or (ii) directors of the Company whose nomination and/or election was approved by the directors referenced in clause (i) immediately preceding; or

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                           (vi)     The shareholders of the Company approve a
                                    plan contemplating the liquidation or
                                    dissolution of the Company.

                           Notwithstanding the foregoing provisions of
                           Subsection 1(a)(iii) or 1(a)(iv) hereof, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) a corporation or other legal entity in which the Company directly or indirectly beneficially owns 100% of the voting securities of such entity, or
                           (iii) any employee stock ownership plan or any other employee benefit plan of the Company or any wholly-owned subsidiary of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
                           Schedule 14D-1, Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, or because the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership.

                  (b) Upon occurrence of a Change in Control at any time during the Term, Sections 2, 3, 4, 5, 6 and 7 of this Agreement shall become immediately binding and effective.

                  (c) The period during which this Agreement shall be in effect (the "Term") shall commence as of the date hereof and shall expire as of the later of (i) the close of business on the third anniversary of the date hereof, or (ii) the expiration of the Period of Employment (as hereinafter defined); provided, however, that (A) subject to Section 9 hereof, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company (or a parent or subsidiary thereof), thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect and (B) commencing on the first anniversary of the date hereof and each anniversary thereafter, the Term of this Agreement shall automatically be extended for an additional year.

         2.       Employment; Period of Employment:
                  --------------------------------

                  (a) Subject to the terms and conditions of this Agreement, upon the occurrence of a Change in Control, the Company shall continue the Executive in its employ and the Executive shall remain in the employ of the Company for the period set forth in Subsection 2(b) hereof (the "Period of Employment"), in the position and with substantially the same duties and responsibilities that the Executive had immediately prior to the Change in Control, or to which the Company and the Executive may hereafter mutually agree in writing. Throughout the Period of Employment, the Executive shall devote substantially all of the

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                           Executive's time during normal business hours
                           (subject to vacations, sick leave and other absences in accordance with the policies of the Company as in effect for senior executives immediately prior to the Change in Control) to the business and affairs of the Company, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity would not constitute Competitive Activity (as hereinafter defined) if conducted by the Executive after the Executive's Termination Date (as hereinafter defined), (ii) engaging in charitable and community activities, or (iii) managing the Executive's personal investments.

                  (b) The Period of Employment shall commence on the date on which a Change in Control occurs and, subject only to the provisions of Section 4 hereof, shall continue until the expiration of the second anniversary of the occurrence of the Change in Control.

         3.       Compensation During Period of Employment:
                  ----------------------------------------

                  (a) During the Period of Employment, the Executive shall receive (i) annual base salary at a rate not less than the Executive's highest annual fixed or base compensation paid during or payable with respect to any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred, or such higher rate as may be determined from time to time by the Board of Directors of the Company (the "Board") or the Compensation Committee thereof (the "Committee") (which base salary at such rate is herein referred to as "Base Pay") and (ii) an annual amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation paid to the Executive in addition to the amounts referred to in clause (i) above made or to be made in or with respect to any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company ("Incentive Pay") which contemplates cash payments other than Employee Benefits (as hereinafter defined); provided, however, that in no event shall any increase in the Executive's aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement. The Executive's Base Pay shall be payable monthly. The Executive's Incentive Pay shall be paid annually as soon as reasonably practicable following determination of the amount payable but in no event later than the date which is sixty (60) days following the last day of the fiscal year during which such Incentive Pay is deemed earned.

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                  (b)      During the Period of Employment the Executive shall,
                           on the same basis as the Executive participated therein immediately prior to the Change in Control, be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company and/or any parent or subsidiary participate generally, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, accident, health, dental, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may exist immediately prior to the Change in Control or any equivalent successor policies, plans, programs or arrangements that may be adopted thereafter by the Company and/or any parent or subsidiary (collectively, "Employee Benefits"); provided, however, that, except as set forth in Section 5(a)(v) hereof, the Executive's rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby. Subject to the proviso in the immediately preceding sentence, if and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof subsequent to or after a Change in Control, then the Company shall itself pay or provide such Employee Benefits. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.

                  (c) The Company has determined that the amounts payable pursuant to this Section 3 constitute reasonable compensation. Accordingly, notwithstanding any other provision hereof, unless such action would be expressly prohibited by applicable law, if any amount paid or payable pursuant to this Section 3 is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to the Executive an additional amount in cash equal to the amount necessary to cause the aggregate remuneration received by the Executive under this Section 3, including such additional cash payment (net of all federal, state and local income and other taxes and all taxes payable as the result of the application of Sections 280G and 4999 of the Code) to be equal to the aggregate remuneration the Executive would have received under this Section 3, excluding such additional payment (net of all federal, state and local income and other taxes), as if

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                           Sections 280G and 4999 of the Code (and any successor
                           provisions thereto) had not been enacted into law.

         4.       Termination Following a Change in Control:
                  -----------------------------------------

                  (a) In the event of the occurrence of a Change in Control, this Agreement may be terminated by the Company during the Period of Employment only upon the occurrence of one or more of the following events:

                           (i) If the Executive is unable to perform the essential functions of the Executive's job (with or without reasonable accommodation) because the Executive has become permanently disabled within the meaning of, and actually begins to receive disability benefits pursuant to, a long-term disability plan maintained by or on behalf of the Company for senior executives generally or, if applicable, employees of the Company immediately prior to the Change in Control; or

                           (ii) For "Cause," which for purposes of this Agreement shall mean that, prior to any termination pursuant to Subsection 4(b) hereof, the Executive shall have committed:

                                    (A)    an intentional act of material fraud,
                                           embezzlement or theft in connection
                                           with the Executive's duties or in the
                                           course of the Executive's employment
                                           with the Company;

                                    (B)    intentional, wrongful damage to
                                           material property of the Company;

                                    (C)    intentional, wrongful disclosure of
                                           material secret processes or
                                           confidential information of the
                                           Company; or

                                    (D)    intentional wrongful engagement in
                                           any Competitive Activity;

                                           and any such act shall have been
                                           materially harmful to the Company.
                                           For purposes of this Agreement, no
                                           act, or failure to act, on the part
                                           of the Executive shall be deemed
                                           "intentional" if it was due primarily
                                           to an error in judgment or
                                           negligence, but shall be deemed
                                           "intentional" only if done, or
                                           omitted to be done, by the Executive
                                           not in good faith and without
                                           reasonable belief that the
                                           Executive's action or omission was in
                                           the best interest of the Company.
                                           Notwithstanding the foregoing, the
                                           Executive shall not be deemed to have
                                           been terminated for "Cause" hereunder
                                           unless and until there shall have
                                           been delivered to the

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                                           Executive a copy of a resolution duly
                                           adopted by the affirmative vote of
                                           not less than three-quarters of the
                                           Board then in office at a meeting of
                                           the Board called and held for such
                                           purpose (after reasonable notice to
                                           the Executive and an opportunity for
                                           the Executive, together with the
                                           Executive's counsel, to be heard
                                           before the Board), finding that, in
                                           the good faith opinion of the Board,
                                           the Executive has committed an act
                                           set forth above in this Subsection
                                           4(a)(ii) and specifying the
                                           particulars thereof in detail.
                                           Nothing herein shall limit the right
                                           of the Executive or the Executive's
                                           beneficiaries to contest the validity
                                           or propriety of any such
                                           determination.

                  (b) In the event of the occurrence of a Change in Control, this Agreement may be terminated by the Executive during the Period of Employment with the right to benefits as provided in Section 5 hereof upon the occurrence of one or more of the following events as determined by the Executive in the sole discretion of the Executive:

                           (i) Any termination by the Company of the employment of the Executive for any reason other than for Cause or as a result of the death of the Executive or by reason of the Executive's disability and the actual receipt of disability benefits in accordance with Subsection 4(a)(i) hereof; or

                           (ii)     Termination by the Executive of the
                                    Executive's employment with the Company (or any successor to or affiliate thereof) during the Period of Employment upon the occurrence of any of the following events:

                                    (A)    Failure to elect or reelect the
                                           Executive to the office(s) which the
                                           Executive held immediately prior to a
                                           Change in Control, or failure to
                                           elect or reelect the Executive as a
                                           director of the Company (or any
                                           successor to parent entity thereof)
                                           or the removal of the Executive as a
                                           director of the Company (or any
                                           successor thereto), if the Executive
                                           shall have been a director of the
                                           Company immediately prior to the
                                           Change in Control;

                                    (B)    An adverse change in the nature or
                                           scope of the authorities, powers,
                                           functions, responsibilities or duties
                                           attached to the position(s) which the
                                           Executive held immediately prior to
                                           the Change in Control; a reduction in
                                           the Executive's Base Pay and/or
                                           Incentive Pay received from the
                                           Company; or the termination of the
                                           Executive's rights to any Employee

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                                           Benefits to which the Executive was
                                           entitled immediately prior to the
                                           Change in Control or a reduction in
                                           scope or value thereof without the
                                           prior written consent of the
                                           Executive, any of which is not
                                           remedied within ten (10) calendar
                                           days after receipt by the Company of
                                           written notice from the Executive of
                                           such change, reduction or
                                           termination, as the case may be;

                                    (C)    A determination by the Executive
                                           that, following a Change in Control,
                                           as a result of a change in
                                           circumstances significantly affecting
                                           the Executive's position(s),
                                           including without limitation, a
                                           change in the scope of the business
                                           or other activities for which the
                                           Executive was responsible
                                           immediately prior to a Change in
                                           Control, the Executive has been
                                           rendered substantially unable to
                                           carry out, has been substantially
                                           hindered in the performance of, or
                                           has suffered a substantial reduction
                                           in any of the authorities, powers,
                                           functions, responsibilities or duties
                                           attached to the position(s) held by
                                           the Executive immediately prior to
                                           the Change in Control, which
                                           situation is not remedied within ten
                                           (10) calendar days after written
                                           notice to the Company from the
                                           Executive of such determination;

                                    (D)    The liquidation, dissolution, merger,
                                           consolidation or reorganization of
                                           the Company or transfer of all or a
                                           significant portion of its business
                                           and/or assets (including, without
                                           limitation, by means of the sale of
                                           the capital stock or assets of one or
                                           more direct or indirect subsidiaries
                                           of the Company), unless the successor
                                           (by liquidation, merger,
                                           consolidation, reorganization or
                                           otherwise) to which all or a
                                           significant portion of its business
                                           and/or assets have been transferred
                                           (directly or by operation of law)
                                           shall have assumed all duties and
                                           obligations of the Company under this
                                           Agreement pursuant to Section 11
                                           hereof (in which case, such entity
                                           shall be deemed to be the "Company"
                                           hereunder);

                                    (E)    The Company shall require (I) that
                                           the principal place of work of the
                                           Executive or the appropriate
                                           principal executive office of the
                                           Company or the Company's operating
                                           division or subsidiary for which the
                                           Executive performed the majority of
                                           his services during the twelve
                                           (12)-month period preceding the
                                           Change in Control be changed to any
                                           location which is in excess of forty
                                           (40) miles from the location thereof
                                           immediately prior to the Change in
                                           Control or (II) that the Executive
                                           travel away from the Executive's

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                                           office in the course of discharging
                                           the Executive's responsibilities or
                                           duties hereunder more (in terms of
                                           either consecutive days or aggregate
                                           days in any calendar year) than was
                                           required of the Executive prior to
                                           the Change in Control, without, in
                                           either case, the Executive's prior
                                           consent; or

                                    (F)    Any material breach of this Agreement
                                           by the Company or any successor
                                           thereto.

                 (c) A termination by the Company pursuant to Subsection 4(a) hereof or by the Executive pursuant to Subsection 4(b) hereof shall not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any payments under Sections 3 or 5 hereof, then notwithstanding anything herein to the contrary, the Executive shall have no further obligation or liability to the Company hereunder with respect to the Executive's prior or any future employment by the Company.

         5.       Severance Compensation:
                  ----------------------

                 (a)       If, following the occurrence of a Change in Control,
                           (x) the Company shall terminate the Executive's employment during the Period of Employment other than pursuant to Subsection 4(a) hereof, or (y) the Executive shall terminate the Executive's employment during the Period of Employment pursuant to Subsection 4(b) hereof, or (z) the Executive dies during the Period of Employment, the Company shall pay to the Executive (or the Executive's estate, as applicable) the amount specified in Subsection 5(a)(i) hereof within five business days after the date (the "Termination Date") that the Executive's employment is terminated (the effective date of which shall be the date of termination or death, or such other date that may be specified by the Executive if the termination is pursuant to Subsection 4(b) hereof):

                           (i) In lieu of any further payments under Subsection 3(a) to the Executive for periods subsequent to the Termination Date, but without affecting the rights of the Executive referred to in Subsection 5(b) hereof, a lump sum payment (the "Severance Payment") in an amount equal to a multiple of three (3) times the sum of (A) the Executive's Base Pay (at the highest rate in effect during the Term prior to the Termination Date), plus (B) the Executive's Incentive Pay (based upon the greatest amount of

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                                    Incentive Pay paid or payable to the
                                    Executive for any year during the Term prior to the Termination Date).

                           (ii) (A) for the remainder of the Period of Employment the Company shall arrange to provide the Executive with Employee Benefits identical to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company solely due to the fact that the Executive is no longer an officer or employee of the Company, then the Company shall itself pay to the Executive and/or the Executive's dependents and beneficiaries, such Employee Benefits) and (B) without limiting the generality of the foregoing, the remainder of the Period of Employment shall be considered service with the Company for the purpose of service credits under the Company's retirement income, supplemental executive retirement and other benefit plans applicable to the Executive and/or the Executive's dependents and beneficiaries immediately prior to the Termination Date. Without otherwise limiting the purposes or effect of Section 6 hereof, Employee Benefits payable to the Executive pursuant to this Subsection 5(a)(ii) by reason of any "welfare benefit plan" of the Company (as the term "welfare benefit plan" is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during such period following the Executive's Termination Date until the expiration of the Period of Employment.

                           (iii) In addition to all other compensation due to the Executive hereunder, the following shall occur immediately prior to the occurrence of a Change in Control:

                                    (A)    all Company stock options held by the
                                           Executive prior to a Change in
                                           Control shall become exercisable,
                                           regardless of whether or not the
                                           vesting/performance conditions set
                                           forth in the relevant agreements
                                           shall have been satisfied in full;

                                    (B)    all restrictions on any restricted
                                           securities granted by the Company to
                                           the Executive prior to a Change in
                                           Control shall be removed and the
                                           securities shall become fully vested
                                           and freely transferable, regardless
                                           of whether the vesting/performance
                                           conditions set forth in the relevant
                                           agreements shall have been satisfied
                                           in full;

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                                    (C)    the Executive shall have an immediate
                                           right to receive all performance
                                           shares or bonuses granted prior to a
                                           Change in Control, and such
                                           performance shares and bonuses shall
                                           become fully vested and freely
                                           transferable or payable without
                                           restrictions, regardless of whether
                                           or not specific performance goals set
                                           forth in the relevant agreements
                                           shall have been attained; and

                                    (D)    all performance units granted to the
                                           Executive prior to a Change in
                                           Control shall become immediately
                                           payable in cash or Common Stock, at
                                           the Executive's sole option,
                                           regardless of whether or not the
                                           relevant performance cycle has been
                                           completed, and regardless of whether
                                           any other terms and conditions of the
                                           relevant agreements shall have been
                                           satisfied in full;

                                    provided, that if the terms of any plan or agreement providing for such options, restricted securities, performance shares or bonuses, or performance units do not allow such acceleration or payment as described above, the Company shall take or cause to be taken any action required to allow such acceleration or payment or to separately pay the value of such benefits.

                  (b)     (i)       Anything in this Agreement to the contrary
                                    notwithstanding, in the event a public
                                    accounting firm selected by the Executive
                                    (the "Accounting Firm") shall
                                    determine that any payment, benefit, or
                                    distribution by the Company to the Executive
                                    (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Subsection 5(b)
                                    (a "Payment") is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax
                                    (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise
                                    Tax"), then the Company shall pay
                                    to the Executive an additional payment
                                    (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), and the Excise Tax imposed upon the Gross-Up
                                    Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                          (ii) Subject to the provisions of Subsection 5(b)(iii), all determinations required to be made under this Subsection 5(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm which shall provide detailed supporting calculations both to the Company and the Executive as soon as possible following a request made by the Executive or the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Subsection 5(b), shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Subsection 5(b)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                         (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten
                                    (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the ten (10)-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                    (A)    give the Company any information
                                           reasonably requested by the Company
                                           relating to such claim,

                                    (B)    take such action in connection with
                                           contesting such claim as the Company
                                           shall reasonably request in writing
                                           from time to time, including, without
                                           limitation, accepting legal
                                           representation with respect to such
                                           claim by an attorney reasonably
                                           selected by the Company,

                                    (C)    cooperate with the Company in good
                                           faith to effectively contest such
                                           claim, and

                                    (D)    permit the Company to participate in
                                           any proceedings relating to such
                                           claim;

                                    provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subsection 5(b)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Subsection 5(b), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Subsection 5(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of any amount advanced by the Company pursuant to Subsection 5(b), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty
                                    (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (c) There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit (including Employee Benefits) of the Executive provided for in this Agreement.

                  (d) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount thereof (and on any interest accrued hereunder) at an annualized rate of interest equal to the Highest Lawful Rate as hereafter defined. "Highest Lawful Rate" means, at any time and with respect to the Executive, the maximum rate of interest under applicable law that the Executive may charge the Company. The Highest Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of this greement that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Highest Lawful Rate resulting from a change in the Highest Lawful Rate shall take effect without notice to the Company at the time of such change in the Highest Lawful Rate. For purposes of determining the Highest Lawful Rate under

                           Texas law, the applicable rate ceiling shall be the indicated rate ceiling described in, and computed in accordance with the Texas Finance Code. Notwithstanding anything to the contrary contained herein, no provisions of this Agreement shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Agreement or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither the Company nor the sureties, guarantors, successors or assigns of the Company shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Highest Lawful Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Agreement; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to the Company. In determining whether or not the interest paid or payable exceeds the Highest Lawful Rate, the Company and the Executive shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Agreement so that the interest for the entire term does not exceed the Highest Lawful Rate.

         6. No Mitigation Obligation: The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenant contained in Section 7 hereof will further limit the employment opportunities for the Executive. Accordingly, the parties hereto expressly agree that the payment of the severance compensation and benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Subsection 5(a)(ii) hereof.

         7. Competitive Activity: During a period ending one year following the Termination Date (or, if less, a period equal to the remaining Period of Employment and beginning on the Termination Date), if the Executive shall have received or shall be receiving benefits under Subsection 5(a) hereof, the Executive shall not, without the prior written consent by the Company, directly or indirectly engage in any "Competitive Business" (as hereinafter defined) within any metropolitan area served by the Company during the twelve (12)-month period immediately preceding termination of the Executive's employment with the Company nor will the Executive engage, within such geographical area(s), in the design, development, distribution, manufacture, assembly or sale of a product or service in competition with any product or service marketed or planned by the Company immediately prior to the Termination Date, the plans, designs or specifications of which have been revealed to the Executive ("Competitive Activity"). The Executive acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that the limited prohibitions do not impose a greater restraint than is necessary to protect the Company's goodwill, proprietary information and other business interests. "Competitive Activity" shall not include (i) the mere ownership of a de minimis amount of securities in any such enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any such enterprise or business operation thereof other than in connection with the competitive operation of such enterprise. For purposes of this Section 7, the term "Competitive Business" means any person or entity engaged in a business that produces any of the following products or performs any of the following services: general commercial printing services, including digital imaging, off-set lithography, binding and finishing services and fulfillment of printed materials, including any products or services manufactured, developed, or distributed during the Term and the Term of Employment by the Company and/or its affiliates, predecessors, or successors.

         8. Legal Fees and Expenses: It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of the Executive's rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive's choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the litigation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in connection therewith the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive as a result of the Company's failure to perform this Agreement or any provision thereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision thereof as aforesaid.

         9. Employment Rights: Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change in Control; provided, however, that any actual or constructive termination of employment of the Executive or removal of the Executive as an officer of the Company following the commencement of any discussion with or receipt of an offer from a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

         10. Withholding of Taxes: The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         11.      Successors and Binding Agreement:
                  --------------------------------

                  (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement). This Agreement shall not otherwise be assignable, transferable or delegable by the Company.

                  (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                  (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subsection 11(a) hereof. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Subsection 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

                  (d) The Company and the Executive recognize that each Party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

         12. Applicable Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES OF ANY STATE) AND THE LAWS OF THE UNITED STATES OF AMERICA AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN HARRIS COUNTY, TEXAS. COURTS WITHIN THE STATE OF TEXAS WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. VENUE IN ANY SUCH DISPUTE, WHETHER IN FEDERAL OR STATE COURT, WILL BE LAID IN HARRIS COUNTY, TEXAS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

         13. Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement will be in writing and will be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as follows:

         (a)      If to the Company:    Consolidated Graphics, Inc.
                                        5858 Westheimer, Suite 200
                                        Houston, Texas  77057
                                        Facsimile No.: (713) 787-0974
                                        Attn: Joe R. Davis
         with a copy (which will
         not constitute notice) to:     Winstead Sechrest & Minick P.C.
                                        910 Travis Street, Suite 2400
                                        Houston, Texas 77002-5895
                                        Facsimile No.: (713) 650-2400
                                        Attn: R. Clyde Parker, Jr., Esq.

         (b)      If to the Executive:  Joe R. Davis
                                        c/o Consolidated Graphics, Inc.
                                        5858 Westheimer, Suite 200
                                        Houston, Texas  77057

Either party may designate by written notice a new address to which any notice, demand, request or communication may thereafter be given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above will be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

         14. Gender. Words of any gender used in this Agreement will be held and construed to include any other gender, and words in the singular number will be held to include the plural, unless the context otherwise requires.

         15. Amendment. This Agreement may not be amended or supplemented except pursuant to a written instrument signed by the parties hereto. Nothing contained in this Agreement will be deemed to create any agency, joint venture, partnership or similar relationship between the parties to this Agreement. Nothing contained in this Agreement will be deemed to authorize either party to this Agreement to bind or obligate the other party.

         16. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single agreement. This Agreement will be considered fully executed when all parties have executed an identical counterpart, notwithstanding that all signatures may not appear on the same counterpart.

         17. Severability. If any of the provisions of this Agreement are determined to be invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the remainder of this Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties will be construed and enforced accordingly. The parties acknowledge that if any provision of this Agreement is determined to be invalid or unenforceable, it is their desire and intention that such provision be reformed and construed in such manner that it will, to the maximum extent practicable, be deemed to be valid and enforceable.

         18. Third Parties. Except as expressly set forth or referred to in this Agreement, nothing in this Agreement is intended or will be construed to confer upon or give to any party other than the parties to this Agreement and their successors and permitted assigns, if any, any rights or remedies under or by reason of this Agreement.

         19. Waiver. No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise or the exercise of any other right.

         20. Prior Agreements: This Agreement is voluntarily entered into and upon the occurrence of a Change in Control will supersede and take the place of any prior change in control agreements between the parties hereto. The parties hereto expressly agree and hereby declare that any and all prior change in control agreements between the parties are terminated and of no force or effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

             COMPANY:

             CONSOLIDATED GRAPHICS, INC.


             By: /s/Joe R. Davis
                -----------------------------------------------------------
             Name: Joe R. Davis
                  ---------------------------------------------------------
             Title: CEO
                   --------------------------------------------------------



             EXECUTIVE:



             /s/Joe R. Davis
             ------------------------------------------------------------------
             Joe R. Davis